Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON and LONDON, April 27, 2018

LyondellBasell Reports First Quarter 2018 Earnings

First Quarter 2018 Highlights

•	Net income: $1.2 billion, a 54% increase relative to 1Q17

•	EBITDA: $1.9 billion, an 18% increase relative to 1Q17

•	Record quarterly EBITDA for our Intermediates and Derivatives segment

•	Diluted earnings per share: $3.11 per share

•	Dividend increased by 11% to $1.00 per share

•	Dividends and share repurchases totaled $514 million; repurchased 1.3 million shares during the first quarter

Comparisons with the prior quarter and first quarter 2017 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars (except share data)	2018	2017	2017
Sales and other operating revenues	$9,767	$9,135	$8,430
Net income	1,231	1,894	797
Diluted earnings per share (U.S. dollars)	3.11	4.79	1.98
Weighted average diluted share count (millions)	395	395	403
EBITDA(a)	1,913	1,726	1,617

(a)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 7 for reconciliations of EBITDA to net income.

LyondellBasell Industries (NYSE: LYB) today announced net income for the first quarter 2018 of $1.2 billion, or $3.11 per share. First quarter 2018 EBITDA was $1.9 billion.

“We started 2018 with strong operations, capturing higher margins for several of our products and advancing our organic and inorganic growth programs. EBITDA improved by 11% relative to the fourth quarter and by 18% relative to the first quarter 2017. Global polyolefins demand remained solid. While U.S. ethylene prices weakened, a tight market for polyolefins supported a polyethylene price increase and strong chain margins. Our Intermediates and Derivatives business achieved record quarterly EBITDA for the segment, driven primarily by higher margins, while our reliability initiatives at the Houston refinery resulted in strong operations during the first quarter,” said Bob Patel, LyondellBasell CEO.

“In February we announced our agreement to acquire A. Schulman, Inc., a leading global supplier of high-performance plastic compounds and composites. This acquisition builds upon our existing compounding business and will create value for our shareholders and customers while also providing a platform for future growth. In March we launched our recycled polyolefins joint venture, Quality Circular Polymers (QCP), with SUEZ which allows us to contribute to the circular economy in a way that no plastics company has before,” said Patel.

LyondellBasell Industries www.lyb.com	1

OUTLOOK

“We are beginning to see the typical seasonal margin improvements in oxyfuels and refining, and we look forward to the benefits of continued high operating rates in the second quarter. Over the past two months, the U.S. market has experienced an imbalance between ethylene production and consumption, but this is expected to improve as the downstream derivative units attain full operating rates. Robust global demand and recent higher oil prices continue to support strong polyolefin pricing. LyondellBasell’s organic growth program continues with our Hyperzone HDPE and PO/TBA projects on track,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International; 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Olefins & Polyolefins - Americas (O&P-Americas) – Our O&P–Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2018	2017	2017
Operating income	$651	$667	$559
EBITDA	780	784	723

Three months ended March 31, 2018 versus three months ended December 31, 2017 – EBITDA decreased $4 million versus the fourth quarter 2017. Fourth quarter 2017 results included a last-in, first-out (LIFO) inventory charge of $22 million. Compared to the prior period, olefins results decreased approximately $75 million. Ethylene margin declined by approximately 2 cents per pound and volume decreased due to reduced derivative operating rates. Combined polyolefins results improved approximately $35 million primarily due to an increase in the polyethylene spread over ethylene. Joint venture equity income increased by $8 million.

Three months ended March 31, 2018 versus three months ended March 31, 2017 – EBITDA increased $57 million versus the first quarter 2017. First quarter 2017 included a $31 million gain on the sale of property in Lake Charles, Louisiana. Compared to the prior period, olefins results decreased by approximately $70 million primarily due to lower volumes. Combined polyolefins results increased by approximately $155 million driven by polyethylene and polypropylene spread improvements of approximately 11 cents per pound and 5 cents per pound, respectively.

LyondellBasell Industries www.lyb.com	2

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) – Our O&P–EAI segment produces and markets olefins and co-products, polyethylene and polypropylene, including polypropylene compounds.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2018	2017	2017
Operating income	$373	$224	$401
EBITDA	518	356	529

Three months ended March 31, 2018 versus three months ended December 31, 2017 – EBITDA increased by $162 million versus the fourth quarter 2017. Fourth quarter 2017 results included a LIFO inventory charge of $20 million and a pension charge of $20 million. Compared to the prior period, olefins results increased approximately $70 million. Ethylene margin improved by approximately 6 cents per pound and volume increased due to the absence of fourth quarter maintenance at the Wesseling site. Combined polyolefins results increased approximately $50 million primarily due to higher volumes. Joint venture equity income improved by $7 million.

Three months ended March 31, 2018 versus three months ended March 31, 2017 – EBITDA decreased by $11 million versus the first quarter 2017. The first quarter 2018 was favorably impacted by approximately $65 million due to an increase in the euro versus the U.S. dollar exchange rate relative to first quarter 2017. Compared to the prior period, olefins and combined polyolefins results declined by approximately $20 million and $60 million, respectively, primarily due to lower margins. Joint venture equity income improved by $10 million.

Intermediates & Derivatives (I&D) – Our I&D segment produces and markets propylene oxide (PO) and its derivatives, oxyfuels and related products and intermediate chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2018	2017	2017
Operating income	$408	$334	$269
EBITDA	486	410	339

LyondellBasell Industries www.lyb.com	3

Three months ended March 31, 2018 versus three months ended December 31, 2017 – EBITDA increased $76 million versus the fourth quarter 2017. Fourth quarter 2017 results included a LIFO inventory charge of $17 million. Compared to the prior period, PO and derivatives results were relatively unchanged. In intermediate chemicals, an improvement of approximately $30 million was driven by higher styrene margins partially offset by lower methanol volume. Oxyfuels and related products results improved approximately $20 million primarily due to higher margins.

Three months ended March 31, 2018 versus three months ended March 31, 2017 – EBITDA increased $147 million versus the first quarter 2017. Results for first quarter 2017 included charges of approximately $40 million related to precious metal catalysts. Compared to the prior period, PO and derivatives results improved by approximately $55 million primarily due to higher margins. In intermediate chemicals, an improvement of approximately $15 million was driven by increased margins partially offset by reduced methanol volumes. Oxyfuels and related products improved by approximately $40 million primarily due to higher oxyfuels margins.

Refining – The primary products of this segment include gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2018	2017	2017
Operating income (loss)	$15	$59	($70)
EBITDA	63	104	(30)

Three months ended March 31, 2018 versus three months ended December 31, 2017 – EBITDA decreased $41 million versus the fourth quarter 2017. Fourth quarter 2017 results included a LIFO benefit of $38 million. The Houston refinery operated at 252,000 barrels per day, 7,000 barrels per day more than the prior period.

Three months ended March 31, 2018 versus three months ended March 31, 2017 – EBITDA increased $93 million versus the first quarter 2017. Crude throughput increased by 59,000 barrels per day. Yields and volumes improved with the absence of maintenance downtime that occurred on the fluid catalytic cracker and crude units during the first quarter 2017.

Technology Segment – Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

LyondellBasell Industries www.lyb.com	4

Table 6 - Technology Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2018	2017	2017
Operating income	$46	$58	$50
EBITDA	56	68	60

Three months ended March 31, 2018 versus three months ended December 31, 2017 – EBITDA decreased by $12 million versus the fourth quarter 2017 primarily due to a decline in catalyst sales and licensing revenue.

Three months ended March 31, 2018 versus three months ended March 31, 2017 – EBITDA decreased by $4 million versus the first quarter 2017.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $429 million during the first quarter 2018. Our cash and liquid investment balance was $3.5 billion at March 31, 2018. We repurchased 1.3 million ordinary shares during the first quarter 2018. There were 393 million common shares outstanding as of March 31, 2018. The company paid dividends of $395 million during the first quarter of 2018.

Reconciliations and Additional Information

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 7 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL

LyondellBasell will host a conference call April 27 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.LyondellBasell.com/earnings.

LyondellBasell Industries www.lyb.com	5

A replay of the call will be available from 1:30 p.m. EDT April 27 until May 27 at 9:59 a.m. EDT. The replay dial-in numbers are 866-403-7099 (U.S.) and +1 203-369-0571 (international). The pass code for each is 65468.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,400 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world’s largest licensor of polyolefin technologies. In 2018, LyondellBasell was named to Fortune magazine’s list of the “World’s Most Admired Companies.” More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2017, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

LyondellBasell Industries www.lyb.com	6

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 7 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

###

Source: LyondellBasell Industries

Media Contact:         David Rosen +1 713-309-7575

Investor Contact:      David Kinney +1 713-309-7141

LyondellBasell Industries www.lyb.com	7

Table 7 – Reconciliation of Net Income to EBITDA, and EBITDA by Segment

	2017					2018
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net income(a)(b)	$797	$1,130	$1,056	$1,894	$4,877	$1,231
Loss from discontinued operations, net of tax	8	4	2	4	18	—

Income from continuing operations(a)(b)	805	1,134	1,058	1,898	4,895	1,231
Provision for (benefit from) income taxes(b)	315	459	380	(556)	598	303
Depreciation and amortization	296	286	294	298	1,174	299
Interest expense, net(c)	201	91	89	86	467	80

EBITDA(d)	$1,617	$1,970	$1,821	$1,726	$7,134	$1,913

EBITDA by Segment:
Olefins & Polyolefins - Americas	$723	$859	$616	$784	$2,982	$780
Olefins & Polyolefins - EAI(d)	529	699	698	356	2,282	518
Intermediates & Derivatives	339	339	402	410	1,490	486
Refining	(30)	25	58	104	157	63
Technology	60	48	47	68	223	56
Other	(4)	—	—	4	—	10

Continuing Operations(d)	$1,617	$1,970	$1,821	$1,726	$7,134	$1,913

(a)	The third quarter of 2017 includes an after-tax gain of $103 million on the sale of our interest in Geosel.
(b)	The fourth quarter of 2017 includes an $819 million non-cash tax benefit related to the lower federal income tax rate resulting from the U.S. Tax Cuts and Jobs Act enacted in December 2017.
(c)	Includes pre-tax charges totaling $113 million in the first quarter of 2017 related to the redemption of $1,000 million aggregate principal amount of our outstanding 5% outstanding 5% Senior Notes due 2019.
(d)	Third quarter 2017 EBITDA includes a pre-tax gain of $108 million on the sale of our interest in Geosel.

LyondellBasell Industries www.lyb.com	8